Contact:

Euronet
Stephanie Taylor
+1-913-327-4200

Euronet Reports Fourth Quarter and Full Year Financial Results

LEAWOOD, KANSAS, USA - February 7, 2023 - Euronet (or the “Company”) (NASDAQ: EEFT), a leading global financial technology solutions and payments provider, reports fourth quarter and full year 2022 financial results.

Euronet reports the following consolidated results for the fourth quarter 2022 compared with the same period of 2021:

•	Revenues of $865.7 million, a 7% increase from $811.5 million (16% increase on a constant currency[1] basis).
•	Operating income of $79.1 million, a 173% increase from $29.0 million (206% increase on a constant currency basis).
•	Adjusted operating income[2] of $79.1 million, a 17% increase from $67.6 million (31% increase on a constant currency basis).
•	Net income attributable to Euronet of $67.7 million, or $1.31 diluted earnings per share (EPS), compared with net loss attributable to Euronet of $3.1 million, or $0.06 diluted loss per share.
•	Adjusted EBITDA[3] of $127.0 million, a 12% increase from $112.9 million ( a 24% increase on a constant currency basis).
•	Adjusted earnings per share[4] of $1.39, a 21% increase from $1.15.
•
Euronet's cash and cash equivalents were $1,131.2 million and ATM cash was $515.6 million, totaling $1,646.8 million as of December 31, 2022, and availability under its revolving credit facilities was approximately $740 million.

Euronet reports the following consolidated results for the full year 2022 compared with the same period of 2021:

•	Revenues of $3,358.8 million, a 12% increase from $2,995.5 million (22% increase on a constant currency basis).
•	Operating income of $385.4 million, a 109% increase from $184.0 million (139% increase on a constant currency basis).
•	Adjusted operating income of $385.4 million, a 73% increase from $222.6 million (98% increase on a constant currency basis).
•	Net income attributable to Euronet of $231.0 million, or $4.41 diluted earnings per share, compared with $70.7 million, or $1.32 diluted earnings per share.
•	Adjusted EBITDA of $565.3 million, a 43% increase from $395.0 million (60% increase on a constant currency basis).
•	Adjusted earnings per share[3] of $6.51, a 76% increase from $3.69.

1

See the reconciliation of non-GAAP items in the attached financial schedules.

"I am extremely pleased that we finished the year with our seventh consecutive quarter of double-digit constant currency consolidated revenue, adjusted operating income and adjusted EBITDA growth rates year-over-year, following the onset of the COVID-19 pandemic," stated Michael J. Brown, Euronet's Chairman and CEO.  "In EFT, we saw our most profitable transactions continue to improve in line with the recovery in international travel. In Money Transfer, we saw continued growth in our physical and digital distribution networks, together with a strengthening pipeline for our Dandelion solution.  Finally, in epay, we saw continued demand for our content in both the physical and digital channels, together with a nice geographic expansion in our rewards programs delivered by epay on behalf of our retail customers."

"In a year where macroeconomic uncertainty has dominated the market, our three business segments have continued to show resiliency.  Our balance sheet is strong which has allowed us to continue to invest in the right places to deliver strong growth rates in all three segments. The fourth quarter results were in line with our expectations, with favorable effects from foreign currency largely offset by higher-than-expected operating tax expense.  As to inflationary impacts, we generally saw increases across all segments in salary expense, for us and our suppliers.  On the revenue side, we did not see any direct impacts of inflation on our EFT and epay segments.  However, in our Money Transfer segment, similar to what we saw earlier in the year, the average amount sent per transaction declined by about 3% or 4%, resulting in nearly a 1% decrease in average revenue per transaction.  For the full year, our consolidated constant currency revenue came in ahead of 2019 revenue, with EFT, epay and Money Transfer contributing constant currency growth of 13%, 40% and 36% over 2019, respectively."

“As I reflect on 2022, while we didn’t see a full travel recovery, we are encouraged by the apparent subsiding of the economic effects of the pandemic, and we are looking forward to travel continuing to improve towards pre-pandemic levels.  I am proud of each of our segments for their continued success in gaining market share by expanding their products, services, networks and geographies, plus, I am energized by the success we have seen with our digital strategy.  We have signed agreements with large corporations, like Grab, to utilize our Ren platform for their open-loop card issuing across several markets in Asia, and to provide prepaid card issuing services to SOLFIN, a digital wallet provider looking to expand across Latin America.  We have signed agreements to utilize our Dandelion platform with one of the ten largest international banks in the world, and Digicel, a telecommunications company which serves customers in diaspora communities in North America, Europe, and APAC.  And we completed the acquisition of Piraeus Bank’s merchant acquiring business which has accelerated our POS acquiring presence in Europe.  These noteworthy wins, together with many smaller victories, the continued anticipated travel recovery in 2023 and favorable foreign exchange rate trends give me a very optimistic outlook for 2023 and beyond.”

The fourth quarter and full year 2021 results reflect a contract asset impairment of $38.6 million in the Money Transfer Segment.

Taking into consideration current trends in the business and the global economy, the latest global COVID-19 landscape and historical seasonal patterns, the Company anticipates that its first quarter 2023 Adjusted EPS will be approximately $0.85, which would represent a 23% year-over-year growth.  This outlook does not include changes in foreign exchange rates, interest rates or other unusual factors that may develop throughout the quarter.

2

Segment and Other Results

The EFT Processing Segment reports the following results for the fourth quarter 2022 compared with the same period in 2021:

•	Revenues of $210.1 million, a 29% increase from $163.5 million (43% increase on a constant currency basis).
•	Operating income of $19.1 million compared with $1.8 million.
•	Adjusted EBITDA of $43.4 million, a 68% increase from $25.9 million (85% increase on a constant currency basis).
•	Transactions of 1,825 million, a 43% increase from 1,279 million.
•	Total of 50,738 installed ATMs as of December 31, 2022, a 4% increase from 48,619. Operated 45,009 active ATMs as of December 31, 2022, a 5% increase from 42,713 as of December 31, 2021.

The EFT Processing Segment reports the following results for the full year 2022 compared with the same period in 2021:

•	Revenues of $924.2 million, a 56% increase from $591.2 million (75% increase on a constant currency basis).
•	Operating income of $184.0 million compared with an operating loss of $0.4 million.
•	Adjusted EBITDA of $279.4 million, a 209% increase from $90.5 million (247% increase on a constant currency basis).
•	Transactions of 6,459 million, a 48% increase from 4,366 million.

Revenue, operating income and adjusted EBITDA growth for both the fourth quarter and full year 2022 was driven by increased domestic and international withdrawal transactions resulting from a strong recovery in travel and more POS processing revenue following the acquisition of Piraeus Bank's merchant acquiring business in March 2022, together with a continued benefit from a significant volume increase in low-priced payment processing transactions in Asia Pacific.

The EFT Segment's total installed ATMs grew 4%, largely from the addition of more than 1,400 Euronet-owned ATMs and approximately 700 new outsourcing ATMs. The difference between installed and active ATMs relates to ATMs that have been seasonally deactivated. At the end of the fourth quarter of 2022,  5,729 ATMs have been temporarily deactivated due to seasonal closures.

The epay Segment reports the following results for the fourth quarter 2022 compared with the same period in 2021:

•	Revenues of $285.5 million, consistent with $286.9 million (9% increase on a constant currency basis).
•	Operating income of $41.1 million, a 1% increase from $40.6 million (12% increase on a constant currency basis).
•	Adjusted EBITDA of $42.6 million, consistent with $42.6 million (11% increase on a constant currency basis).
•	Transactions of 941 million, a 10% increase from 854 million.
•	Point-of-sale ("POS") terminals of approximately 816,000 as of December 31, 2022, a 5% increase from approximately 775,000.
•	Retailer locations of approximately 358,000 as of December 31, 2022, a 7% increase from approximately 335,000.

The epay Segment reports the following results for the full year 2022 compared with the same period in 2021:

•	Revenues of $997.9 million, a 1% decrease from $1,011.4 million (8% increase on a constant currency basis).
•	Operating income of $120.7 million, a 2% decrease from $122.9 million (10% increase on a constant currency basis).
•	Adjusted EBITDA of $126.9 million, a 3% decrease from $131.4 million (8% increase on a constant currency basis).
•	Transactions of 3,836 million, a 23% increase from 3,120 million.

3

Fourth quarter and full year 2022 constant currency revenue, operating income, adjusted EBITDA and transaction growth was driven by continued expansion of digital branded payments and mobile growth, together with the continued expansion of the digital distribution channel and growth in loyalty rewards programs delivered by epay on behalf of new large retailers.

The Money Transfer Segment reports the following results for the fourth quarter 2022 compared with the same period in 2021:

•	Revenues of $372.1 million, a 2% increase from $363.3 million (9% increase on a constant currency basis).
•	Operating income of $39.9 million compared with $2.7 million.
•	Adjusted operating income of $39.9 million, a 3% decrease from $41.3 million (6% increase on a constant currency basis).
•	Adjusted EBITDA of $48.1 million, a 4% decrease from $50.1 million (5% increase on a constant currency basis).
•	Total transactions of 39.4 million, a 10% increase from 35.7 million.
•	Network locations of approximately 522,000 as of December 31, 2022, a 2% increase from approximately 510,000.

The Money Transfer Segment reports the following results for the full year 2022 compared with the same period in 2021:

•	Revenues of $1,444.5 million, a 3% increase from $1,401.0 million (9% increase on a constant currency basis).
•	Operating income of $154.5 million, a 29% increase from $119.6 million (43% increase on a constant currency basis).
•	Adjusted operating income of $154.5 million, a 2% decrease from $158.2 million (8% increase on a constant currency basis).
•	Adjusted EBITDA of $188.4 million, a 3% decrease from $194.2 million (7% increase on a constant currency basis).
•	Total transactions of 147.9 million, a 9% increase from 135.1 million.

Fourth quarter constant currency revenue, operating income, adjusted operating income and adjusted EBITDA growth was the result of 13% growth in U.S.-outbound transactions, 13% growth in international-originated money transfers - which included 13% growth in transfers initiated largely in Europe and 14% growth in transfers initiated in the Middle East and Asia - and 25% growth in xe transactions, partially offset by a 17% decline in the intra-U.S. business. These transaction growth rates include 38% growth in direct-to-consumer digital transactions.

Full year 2022 constant currency revenue, operating income, adjusted operating income and adjusted EBITDA growth was the result of 12% growth in U.S.-outbound transactions, 12% growth in international-originated money transfers - which included 13% growth in transfers initiated largely in Europe and 9% growth in transfers initiated in the Middle East and Asia - and 21% growth in xe transactions, partially offset by a 15% decline in the intra-U.S. business.  These transaction growth rates include 38% growth in direct-to-consumer digital transactions.

The Money Transfer Segment added more than 32,000 network locations; however, it also closed approximately 20,000 locations in Russia, Belarus and Tajikistan during the first quarter 2022 when the Segment suspended its service to Russia - resulting in a net year-over-year expansion of 12,000 locations. The closure of these locations had a nominal impact on revenue and operating profits.

Corporate and Other reports $21.0 million of expense for the fourth quarter 2022 compared with $16.1 million for the fourth quarter 2021.  For the full year 2022, Corporate and Other reports $73.8 million of expense compared with $58.1 million for the full year 2021.  The increase in corporate expense for both the fourth quarter and full year 2022 is largely due to higher short- and long-term compensation expense due to improved Company performance.

4

Balance Sheet and Financial Position
Unrestricted cash and cash equivalents on hand was $1,131.2 million as of December 31, 2022, compared to $967.1 million as of September 30, 2022.  The increase in unrestricted cash and cash equivalents is due to cash generated from operations of approximately $70.9 million in the fourth quarter of 2022.

Total indebtedness was $1.61 billion as of December 31, 2022, compared to $1.74 billion as of September 30, 2022.  The decrease in debt is largely due to debt repayments as ATM cash was removed from the ATMs following the peak travel season. As of December 31. 2022, availability under the Company's revolving credit facilities was approximately $740 million.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency financial measures, adjusted operating income, adjusted EBITDA and adjusted earnings per share. These measures should be used in addition to, and not a substitute for, revenues, net income, operating income and earnings per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

The Company does not provide a reconciliation of its forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for GAAP and the related GAAP and non-GAAP reconciliation, including adjustments that would be necessary for foreign currency exchange rate fluctuations and other charges reflected in the Company's reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

(1) Constant currency financial measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2) Adjusted operating income is defined as operating income (loss) excluding contract asset impairment charges.  Adjusted operating income represents a performance measure and is not intended to represent a liquidity measure.

(3) Adjusted EBITDA is defined as net income excluding, to the extent incurred in the period, interest expense, income tax expense, depreciation, amortization, share-based compensation, contract asset impairment charges and other non-operating or non-recurring items that are considered expenses or income under U.S. GAAP. Adjusted EBITDA represents a performance measure and is not intended to represent a liquidity measure.

(4) Adjusted earnings per share is defined as diluted U.S. GAAP earnings per share excluding, to the extent incurred in the period, the tax-effected impacts of: a) foreign currency exchange gains or losses, b) share-based compensation (including the impact of unrecognized share-based compensation on diluted shares outstanding, c) acquired intangible asset amortization, d) non-cash interest expense, e) non-cash income tax expense, f)  contract asset impairment charges, g) other non-operating or non-recurring items and h) dilutive shares related to the Company's convertible bonds. Adjusted earnings per share represents a performance measure and is not intended to represent a liquidity measure.

5

Conference Call and Slide Presentation

Euronet will host an analyst conference call on February 8, 2023, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of Company developments and the impacts of the COVID-19 pandemic on the Company's operations, forward-looking information and other material information about business and financial matters. To listen to the call via telephone please register at Euronet Fourth Quarter Earnings Call. The conference call will also be available via webcast at http://ir.euronetworldwide.com. Participants should register at least five minutes prior to the scheduled start time of the event. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com and will remain available for one year.

About Euronet
Starting in Central Europe in 1994 and growing to a global real-time digital and cash payments network with millions of touchpoints today, Euronet now moves money in all the ways consumers and businesses depend upon. This includes money transfers, credit/debit processing, ATMs, point-of-sale services, branded payments, currency exchange and more. With products and services provided through its own brand and branded business segments, Euronet and its financial technologies and networks make participation in the global economy easier, faster and more secure for everyone.

A leading global financial technology solutions and payment's provider, Euronet has developed an extensive global payment network that includes 50,738 installed ATMs, approximately 613,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 65 countries; card software solutions; a prepaid processing network of approximately 816,000 POS terminals at approximately 358,000 retailer locations in 63 countries; and a global money transfer network of approximately 522,000 locations serving 188 countries and territories. With corporate headquarters in Leawood, Kansas, USA, and 66 worldwide offices, Euronet serves clients in approximately 200 countries and territories. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including impacts from the COVID-19 pandemic; inflation; the war in the Ukraine and the related economic sanctions; our ability to successfully integrate the operations of Piraeus Merchant Services; economic conditions in specific countries and regions; technological developments affecting the market for our products and services; our ability to successfully introduce new products and services; foreign currency exchange rate fluctuations; the effects of any breach of our computer systems or those of our customers or vendors, including our financial processing networks or those of other third parties; interruptions in any of our systems or those of our vendors or other third parties; our ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; our ability to comply with increasingly stringent regulatory requirements, including anti-money laundering, anti-terrorism, anti-bribery, consumer privacy and data protection and the European Union's General Data Privacy Regulation and Second Payment Service Directive requirements; changes in laws and regulations affecting our business, including tax and immigration laws and any laws regulating payments, including dynamic currency conversion transactions; changes in our relationships with, or in fees charged by, our business partners; competition; the outcome of claims and other loss contingencies affecting Euronet; the cost of borrowing (including fluctuations in interest rates), availability of credit and terms of and compliance with debt covenants; and renewal of sources of funding as they expire and the availability of replacement funding. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company. Any forward-looking statements made in this release speak only as of the date of this release. Except as may be required by law, Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

6

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(unaudited in millions)

	As of	As of
	December 31,	December 31,
	2022	2021

ASSETS
Current assets:
Cash and cash equivalents	$1,131.2	$1,260.5
ATM cash	515.6	543.4
Restricted cash	7.4	3.7
Settlement assets	1,442.7	1,102.4
Trade accounts receivable, net	270.8	203.0
Prepaid expenses and other current assets	359.0	195.4

Total current assets	3,726.7	3,308.4

Property and equipment, net	336.6	345.4
Right of use lease assets, net	149.7	161.5
Goodwill and acquired intangible assets, net	1,016.6	739.4
Other assets, net	174.0	189.6

Total assets	$5,403.6	$4,744.3

LIABILITIES AND EQUITY
Current liabilities:
Settlement obligations	$1,442.7	$1,102.4
Accounts payable and other current liabilities	858.1	693.2
Current portion of operating lease liabilities	50.2	52.1
Short-term debt obligations	3.1	4.9

Total current liabilities	2,354.1	1,852.6

Debt obligations, net of current portion	1,609.1	1,420.1
Operating lease liabilities, net of current portion	102.6	111.4
Capital lease obligations, net of current portion	1.3	2.9
Deferred income taxes	28.4	46.5
Other long-term liabilities	63.7	55.3

Total liabilities	4,159.2	3,488.8

Equity	1,244.4	1,255.5

Total liabilities and equity	$5,403.6	$4,744.3

7

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2022	2021	2022	2021

Revenues	$3,358.8	$2,995.5	$865.7	$811.5

Operating expenses:
Direct operating costs	2,018.2	1,900.2	533.3	510.5
Contract asset impairment	—	38.6	—	38.6
Salaries and benefits	534.2	484.9	141.7	128.7
Selling, general and administrative	285.1	252.0	77.5	69.7
Depreciation and amortization	135.9	135.8	34.1	35.0
Total operating expenses	2,973.4	2,811.5	786.6	782.5
Operating income	385.4	184.0	79.1	29.0

Other income (expense):
Interest income	2.0	0.7	1.1	0.1
Interest expense	(37.5)	(38.3)	(10.9)	(9.5)
Foreign currency exchange (loss) gain	(28.2)	(10.8)	7.8	1.2
Other income	0.9	—	0.7	—
Total other expenses, net	(62.8)	(48.4)	(1.3)	(8.2)
Income before income taxes	322.6	135.6	77.8	20.8

Income tax expense	(91.9)	(65.1)	(10.0)	(23.9)

Net income (loss)	230.7	70.5	67.8	(3.1)
Net (income) loss attributable to noncontrolling interests	0.3	0.2	(0.1)	—
Net income (loss) attributable to Euronet Worldwide, Inc.	$231.0	$70.7	$67.7	$(3.1)
Add: Interest expense from assumed conversion of convertible notes, net of tax	4.7	—	1.4	—
Net income (loss) for diluted earnings per share calculation	$235.7	$70.7	$69.1	$(3.1)
Earnings (loss) per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$4.41	$1.32	$1.31	$(0.06)

Diluted weighted average shares outstanding	53,463,308	53,529,576	52,771,936	51,945,097

8

EURONET WORLDWIDE, INC.
Reconciliation of Net Income (Loss) to Operating Income (Expense), Adjusted Operating Income (Expense) and Adjusted EBITDA
(unaudited - in millions)

	Three months ended December 31, 2022

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$67.8

Add: Income tax expense					10.0
Add: Total other expense, net					1.3

Operating income (expense)	$19.1	$41.1	$39.9	$(21.0)	$79.1

Add: Depreciation and amortization	24.3	1.5	8.2	0.1	34.1
Add: Share-based compensation	—	—	—	13.8	13.8

Earnings (expense) before interest, taxes, depreciation, amortization, and share-based compensation (Adjusted EBITDA) (1)	$43.4	$42.6	$48.1	$(7.1)	$127.0

	Three months ended December 31, 2021

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net loss					$(3.1)

Add: Income tax expense					23.9
Add: Total other expense, net					8.2

Operating income (expense)	$1.8	$40.6	$2.7	$(16.1)	$29.0

Add: Contract asset impairment charges	—	—	38.6	—	38.6

Adjusted operating income (expense)	1.8	40.6	41.3	(16.1)	67.6

Add: Depreciation and amortization	24.1	2.0	8.8	0.1	35.0
Add: Share-based compensation	—	—	—	10.3	10.3

Earnings (expense) before interest, taxes, depreciation, amortization, share-based compensation and contract asset impairment charges (Adjusted EBITDA) (1)	$25.9	$42.6	$50.1	$(5.7)	$112.9

(1) Adjusted operating income (expense) and adjusted EBITDA are non-GAAP measures that should be considered in addition to, and not a substitute for, net income (loss) computed in accordance with U.S. GAAP.

9

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Operating Income (Loss), Adjusted Operating Income (Loss) and Adjusted EBITDA
(unaudited - in millions)

	Twelve months ended December 31, 2022

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$230.7

Add: Income tax expense					91.9
Add: Total other expense, net					62.8

Operating income (expense)	$184.0	$120.7	$154.5	$(73.8)	$385.4

Add: Depreciation and amortization	95.4	6.2	33.9	0.4	135.9
Add: Share-based compensation	—	—	—	44.0	44.0

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$279.4	$126.9	$188.4	$(29.4)	$565.3

	Twelve months ended December 31, 2021

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$70.5

Add: Income tax expense					65.1
Add: Total other expense, net					48.4

Operating (loss) income	$(0.4)	$122.9	$119.6	$(58.1)	$184.0

Add: Contract asset impairment	—	—	38.6	—	38.6
Adjusted operating (loss) income(1)	(0.4)	122.9	158.2	(58.1)	222.6
Add: Depreciation and amortization	90.9	8.5	36.0	0.4	135.8
Add: Share-based compensation	—	—	—	36.6	36.6

Earnings (expense) before interest, taxes, depreciation, amortization, share-based compensation and contract asset impairment charges (Adjusted EBITDA) (1)	$90.5	$131.4	$194.2	$(21.1)	$395.0

(1) Adjusted operating income (loss) and adjusted EBITDA are non-GAAP measures that should be considered in addition to, and not a substitute for, net income (loss) computed in accordance with U.S. GAAP.

10

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Earnings per Share
(unaudited - in millions, except share and per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2022	2021	2022	2021

Net income (loss) attributable to Euronet Worldwide, Inc.	$231.0	$70.7	$67.7	$(3.1)

Foreign currency exchange loss (gain)	28.2	10.8	(7.8)	(1.2)
Intangible asset amortization(1)	27.0	23.1	6.9	5.6
Share-based compensation(2)	44.0	36.6	13.8	10.3
Contract asset impairment	—	38.6	—	38.6
Non-cash interest accretion(3)	—	16.0	—	4.1
Income tax effect of above adjustments(4)	12.7	(13.8)	7.1	(6.6)
Non-cash GAAP tax (benefit) expense(5)	(11.3)	16.4	(17.8)	13.1

Adjusted earnings(6)	$331.6	$198.4	$69.9	$60.8

Adjusted earnings per share - diluted(6)	$6.51	$3.69	$1.39	$1.15

Diluted weighted average shares outstanding (GAAP)	53,463,308	53,529,576	52,771,936	51,945,097
Effect of adjusted EPS dilution of convertible notes	(2,781,818)	—	(2,781,818)	739,763
Effect of unrecognized share-based compensation on diluted shares outstanding	216,060	246,198	183,422	222,193
Adjusted diluted weighted average shares outstanding	50,897,550	53,775,774	50,173,540	52,907,053

(1) Intangible asset amortization of $6.9 million and $5.6 million are included in depreciation and amortization expense of $34.1 million and $35.0 million for the three months ended December 31, 2022 and December 31, 2021, respectively, in the consolidated statements of operations. Intangible asset amortization of $27.0 million and $23.1 million are included in depreciation and amortization expense of $135.9 million and $135.8 million for the twelve months ended December 31, 2022 and December 31, 2021, respectively, in the consolidated statements of operations.

(2) Share-based compensation of $13.8 million and $10.3 million are included in salaries and benefits expense of $141.7 million and $128.7 million for the three months ended December 31, 2022 and December 31, 2021, respectively, in the consolidated statements of operations. Share-based compensation of $44.0 million and $36.6 million are included in salaries and benefits expense of $534.2 million and $484.9 million for the twelve months ended December 31, 2022 and December 31, 2021, respectively, in the consolidated statements of operations.

(3) Non-cash interest accretion of $4.1 million is included in interest expense of $9.5 million for the three months ended December 31, 2021, in the consolidated statements of operations.  Non-cash interest accretion of $16.0 million is included in interest expense of $38.3 million for the twelve months ended December 31, 2021, in the consolidated statements of operations.The non-cash interest accretion for the convertible notes was reduced to $0 million for the three and twelve months ended December 31, 2022, due to the adoption of ASC 202006- "Accounting for Convertible Instruments and Contracts in an Entity's Own Equity."

(4) Adjustment is the aggregate U.S. GAAP income tax effect on the preceding adjustments determined by applying the applicable statutory U.S. federal, state and/or foreign income tax rates.

(5) Adjustment is the non-cash GAAP tax impact recognized on certain items such as the utilization of certain material net deferred tax assets and amortization of indefinite-lived intangible assets.

(6) Adjusted earnings and adjusted earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income and earnings per share computed in accordance with U.S. GAAP.